UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

GrafTech International, Ltd.

(Name of registrant as specified in its charter)

Nilesh Undavia (the “Undavia Group”)

(Proxy Statement if other than the Registrant)

The Undavia Group issued the following statement on April 3, 2024:

Undavia Group Files Definitive Proxy Statement and Issues Letter to GrafTech Shareholders

Urges Shareholders to Vote the Blue Proxy Card to Add Independent, Large Shareholder Perspective to GrafTech Board

The Incumbent Board Has Destroyed Enormous Shareholder Value while Paying Itself Approx. $7 million in Director Compensation since 2019

Shareholders Must Act Now to Revive GrafTech

BOCA RATON, Fla., April 03, 2024 (GLOBE NEWSWIRE) -- Nilesh Undavia issued the following statement on April 3, 2024:

Dear Fellow GrafTech Shareholders:

As one of the largest shareholders of GrafTech International Ltd. (NYSE: EAF) (“GrafTech” or the “Company”), the Undavia Group is seeking your support for the election of Nilesh Undavia at the Company’s upcoming Annual Meeting of Stockholders, which is scheduled to be held virtually at 8:00 A.M. Eastern Time on May 9, 2024.

It is our belief that shareholders will benefit immensely from having a large shareholder on the Board to correct the pattern of egregious mistakes made by its leadership in the past. These mistakes include a broad spectrum of poor decisions and failed oversight:

•	Failing to identify and appoint stable executive leadership as the Company has endured three different CEOs since 2019;

•	Failing to create and execute a comprehensive strategy to repair customer relationships damaged by the imposition and enforcement of long-term purchase agreements on the customer base amid the peak pricing environment of 2017-2018;

•	Mismanaging environmental risk along with the associated regulatory compliance and government relations resulting in a temporary suspension of one of the Company’s primary operating facilities in Mexico, which significantly impacted production and sales in 2023;

•	Failing to develop a CEO succession plan, which resulted in the search for a CEO for six months, only to appoint the former CFO as the CEO in March 2024; and

•	Rewarding directors by increasing their pay despite poor financial and share price performance.

These mistakes have cost the Company significant market share and diminished its industry leadership, even though GrafTech has premium assets that should make it a leader. Shareholders and bondholders have suffered wanton value destruction: shares are down 90% since the IPO and the Company’s bonds trade at 64 cents on the dollar. The roots of the Board’s problems, in our opinion, are its lack of industry expertise, business savvy, judgement, and share ownership.

Questionable CEO Appointment

Despite the Board’s track record of failure, no example can be more egregious than its recent attempt to pursue the same failed strategy by naming the former CFO as the new CEO. On March 26, 2024, the Board announced that Interim CEO Timothy Flanagan had been formally appointed CEO and President effective immediately. We are both dismayed and disheartened by the Board’s decision to move forward with the promotion of a senior executive under whose watch shareholders have lost so much.

Notably Mr. Flanagan:

•	Has no prior CEO experience;

•	Has no expertise in customer relationships and business turnarounds; and

•	Has core skills limited to finance and accounting.

Importantly, we question the Board’s judgment in promoting Mr. Flanagan, considering shareholders have lost so much during his tenure as the CFO and interim CEO.

Timothy Flanagan’s Time at GrafTech	TSR
Full Tenure as CFO (11/29/2021 – 9/27/2023)	-69.4%
Full Tenure as Interim CEO (9/27/2023 – 3/26/2024)	-65.8%
Full Tenure with GrafTech (11/29/2021 – 3/26/2024)	-89.5%

Source: Factset

Increase in Director Compensation Despite Poor Performance
Shockingly, GrafTech continues to reward directors for destroying value. In 2023, the Board raised annual director fees from $150,000 to $200,000 (page 16 of 2023 Proxy Statement) as the company was losing market share and facing collapsing profits. The subsequent layoffs announced this year cannot be positive for employee morale.

The Choice is Clear

At the upcoming shareholder meeting, shareholders have a clear choice: support a Board and management team that has destroyed tremendous shareholder value or add a director with deep industry knowledge and significant ownership.

Mr. Undavia has invested significant capital in buying GrafTech shares, representing approximately 5.9% of the Company’s outstanding shares. In comparison, Mr. Anthony Taccone, GrafTech’s nominee, owns only 8,750 shares. According to GrafTech’s 2024 proxy statement, Mr. Taccone’s total ownership interest is 106,219 shares largely consists of unvested stock units including 73,498 DSUs, and 23,971 DRSUs (as of March 13, 2024).

Mr. Taccone’s lack of ownership interest in GrafTech is surprising given his significant director compensation over the past five years. Since the IPO in 2018, Mr. Taccone has received over $900,000 in director compensation yet his direct ownership remains at roughly the same level as in 2018.

Mr. Taccone has not only overseen massive shareholder value destruction, but his lack of meaningful ownership suggests he has little faith in the Company’s strategy.

Conclusion

If elected, Mr. Undavia will add a much-needed independent voice; deep industry expertise; large, vested interest; and the perspective of a long-term shareholder to the Board.

Like you, we invested in GrafTech because we believe it has great assets and enormous potential. We believe that with proper Board oversight, informed by a shareholder perspective, GrafTech could again become the industry’s supplier of choice and a true market leader.

We need your support to hold the Board and management accountable and unlock value for ALL shareholders.

Vote for change by voting on the Blue Proxy Card for Nilesh Undavia.

/ s / Nilesh Undavia

Nilesh Undavia

Additional Information and Where to Find It
The Undavia Group (Nilesh Undavia and certain family trusts) have filed with the SEC a definitive proxy statement on Schedule 14A (the “Proxy Statement”), containing a form of BLUE proxy card, with respect to its solicitation of proxies for the Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE UNDAVIA GROUP AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Undavia Group free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Undavia Group are available free of charge by accessing the website at https://www.icomproxy.com/EAF.

Mr. Undavia and certain family trusts are participants in the solicitation of proxies in favor of Mr. Undavia’s nomination for the Board of Directors at the Company’s Annual Meeting. The identity and direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in their Proxy Statement, which was filed with the SEC on April 2, 2024, at page 13 and page 22 (summarizing holdings of 15,318,517 shares). That information is available free of charge at the SEC’s website at www.sec.gov and at https://www.icomproxy.com/EAF.

Contact:

Nilesh Undavia
(617) 763-8191

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